Exhibit 10.8

REVISED: September 28, 2015

Amendment Number 1 attached

May 20, 2015

Darwin Fogt, CEO & President

eWellness Healthcare Corporation

11825 Major Street

Culver City, California 90230

Dear Darwin:

This letter (the “Agreement”) will confirm the agreement, effective as of the above date (the “Effective Date”), by and between Mavericks Capital LLC (“Mavericks Capital”) and, to the extent required by federal and state securities laws, Mavericks Capital Securities LLC (“Mavericks Securities”), and eWellness Healthcare Corporation and its controlled subsidiaries, if any, (“eWellness”, the “Company” or “you”). Whenever this Agreement refers to “Mavericks” or “we,” it refers to both Mavericks Capital and Mavericks Securities and each of them is bound and has rights with respect to the terms of the Agreement. Certain other terms used herein are defined in Section 7 hereof.

Mavericks acknowledges and agrees that the primary objective of this relationship is to assist the Company in the execution of a Financing and/or Strategic Partnership transaction. Other alternatives are included as well for the sake of transparency and completeness. You may from time to time ask us to perform additional or other services beyond the engagement described in this Agreement. If you do request such services, we may need to clear conflicts of interest, and we may need to enter into a separate engagement agreement, or an amendment of this Agreement, with you. If the scope of our engagement changes, the terms set out in this Agreement will apply unless we enter into a subsequent written agreement or an amendment to this Agreement. Otherwise, we will proceed in reliance upon the description and terms set forth in this Agreement.

1. Engagement; Strategic Advisory Services; Discretion of the Company as to Transactions; Outcomes.

a. Engagement; Advisory Services. The Company hereby engages Mavericks, as of the Effective Date, to act during the Term (as defined herein) as non-exclusive strategic advisor to the Company in connection with one or more proposed Transactions (as defined herein), under the terms set forth in this Agreement. It is understood that eWellness has separately retained Merriman Capital, Inc. for them to seek investment(s) from Hedge Funds, Family Offices and Accredited Investors. Mavericks will advise the Company with respect to various strategic alternatives designed to maximize value for stockholders while minimizing, to the extent possible, overall risk, including execution of a Financing and/or Strategic Partnership transaction, and will, using its commercially reasonable efforts, perform the strategic advisory services for the Company, and will deliver to the Company such deliverables, as are described on Schedule A attached hereto and incorporated herein by reference. Mavericks is not undertaking to provide any advice to the Company relating to legal, regulatory, accounting or tax matters (per SEC and FINRA regulations). In furtherance thereof, the Company acknowledges and agrees that (a) the Company and its Affiliates have relied upon and will continue to rely upon the advice from their own legal, regulatory, tax and accounting advisors for all matters relating to any Transaction, and (b) neither the Company nor any of its Affiliates has received, or has relied upon, the advice of Mavericks or its affiliates regarding matters of law, regulation, taxation or accounting. Mavericks Securities, a securities broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (“FINRA”), will provide any services under this Agreement, and will receive any compensation, that require registration or licensing as a securities broker-dealer under federal or state law.

Confidential: eWellness Healthcare Corporation

b. Discretion of the Company as to Transactions. The Company will have the sole discretion, by action of the Board of Directors of the Company (the “Board”), to determine whether to enter into any Transaction and to determine the terms for any such Transaction.

c. Outcomes. The Company expressly acknowledges that Mavericks cannot warrant or guarantee any particular outcome from this Agreement or as to any Transaction. Mavericks will have no liability to the Company in the event that no Transaction results from the services provided under this Agreement.

2. Term; Termination; Tail Period; Effect of Termination.

a. Term; Termination. The term of this Agreement (the “Term”) will commence on the Effective Date and will continue until terminated by either Party as hereinafter provided. Either Party may terminate this Agreement at any time on at least thirty (30) days prior written notice to the other Party (or such shorter or longer notice period as the Parties may agree in writing).

b. Tail Period. After termination hereof, the Company will be obligated to pay Mavericks a Transaction Fee, as described in Section 3 hereof, with respect to Transactions that are consummated prior to the expiration of the period (the “Tail Period”) commencing at the date of such termination and concluding twenty-four (24) months after such date of termination.

c. Effect of Termination. Upon termination of this Agreement, the obligation of Mavericks to provide services hereunder will terminate. The provisions of Sections 3 - 6 and 9 - 22 hereof, and the obligations of the Company hereunder to pay fees to and to reimburse Mavericks will survive any termination of this Agreement.

3. Fees. The Company will pay Mavericks, as compensation for Mavericks’ services under this Agreement, the following fees. Mavericks’ fees hereunder will not be reduced by any other obligation that the Company may have to any other broker, finder or advisor.

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Confidential: eWellness Healthcare Corporation

a. Commitment Fee. The Company will pay Mavericks a monthly retainer fee (the “Commitment Fee”) of $10,000, prorated for partial months on a 30-day basis. This retainer initially will be deferred, cumulate, and be payable when the Company raises $250,000 in new investor funds from the Effective Date. Afterwards, it will be paid monthly in full. As part of the Commitment Fee, the Company will also grant Mavericks warrants to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $0.35 per share during the ten (10) year period following its issuance as well as other contain customary terms, including a net exercise (cashless exercise) provision. Any Commitment Fee paid by the Company to Mavericks will not be credited towards any Transaction Fee payable by the Company to Mavericks.

b. Transaction Fee. In addition to the Commitment Fee, the Company will pay Transaction Fees to Mavericks as set forth below:

i. Financing:

1. If a Financing is consummated with one or more Transaction Parties during the Term or Tail Period, then the Company will pay Mavericks, or Mavericks Securities if the fee is a success fee involving the purchase or sale of securities and is required by federal and state securities laws, a success fee based on the Aggregate Consideration received (the “Financing Transaction Fee”), in an amount according to the following Financing Transaction Fee Schedule:

Financing Aggregate Consideration	Success Fee

Total gross Financing proceeds	A cash payment equal to 6% of Financing Aggregate Consideration will be paid to at the consummation of the Financing, plus

A warrant (the “Warrant”), as described below, will be issued at the closing of the Financing transaction.

a. If the Financing consists of the issuance by the Company of shares of Preferred Stock or Common Stock or a combination thereof (the “Financing Stock”), then the Warrant (1) will be exercisable to purchase a number of shares of the Financing Stock of the Company issued in such Financing equal to 3% of the total of such Financing Stock sold by the Company (i.e., if 5,000,000 shares of Preferred Stock are sold in the Financing, the Warrant will be exercisable during the ten (10) year period following its issuance for 150,000 shares of the Preferred Stock issued in the Financing), and (2) will have an exercise price per share, equal to the per share price at which such Financing Stock was sold exercisable in cash and/or cancellation of indebtedness of the Company, and (3) will contain customary terms contained in warrants issued as compensation in a financing transaction, including a net exercise (cashless exercise) provision.

b. If the Financing consists of the issuance of promissory notes of the Company (“Bridge Notes”) which are by their terms convertible, into shares of its Preferred Stock or Common Stock or a combination thereof (the “Note Conversion Stock”), then the Warrant (1) will provide that it will be exercisable during the ten (10) year period following its issuance to purchase a number of shares of the Note Conversion Stock of the Company equal to 3% of the number of shares of Note Conversion Stock assuming that all Bridge Notes have been converted (i.e., if a total of 5,000,000 shares of the total number of shares of Preferred Stock issued in the Conversion Trigger Financing are issued to the holders of such converted Bridge Notes in the Conversion Trigger Financing, the Warrant will be exercisable for 150,000 shares of the Preferred Stock issued to such holders in such Conversion Trigger Financing) subject to the same anti-dilution provisions contained in the Bridge Note, and (2) will have an exercise price which is equal to the conversion per share price at which such Bridge Notes are convertible into Note Conversion Stock payable by cash and/or cancellation of indebtedness of the Company, and (3) will contain customary terms for warrants issued as compensation in a financing transaction, including a net exercise (cashless exercise) provision.

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Confidential: eWellness Healthcare Corporation

2. Notwithstanding the foregoing, if a definitive written agreement is entered into by the Company during the Term or during the Tail Period for a Financing, and such definitive agreement provides for (a) structured or tiered investment in the Financing over time or upon the occurrence of certain events, or (b) rights to acquire securities of the Company upon payment or delivery of additional consideration, then the Company will pay the Financing Transaction Fee within five (5) business days after the Company’s receipt of such relevant amount of Financing Aggregate Consideration.

ii. Strategic Partnership:

1. If a Strategic Partnership is consummated during the Term or during the Tail Period, the Company will pay Mavericks Capital, or Mavericks Securities if the fee is a success fee involving the purchase or sale of securities and is required by federal and state securities laws, a success fee (the “Strategic Partnership Transaction Fee”) based on the Aggregate Consideration received in an amount according to the following Strategic Partnership Transaction Fee Schedule:

Strategic Partnership Aggregate Consideration:
Upfront Payment	Success Fee

Any purchase of securities in the Company as part of the Strategic Partnership Transaction	Financing Transaction Fee determined as provided in the Financing Transaction Fee Schedule in Section 3.b.i hereof

Up to $1M (excluding any purchase of securities)	$75,000

Over $1M (excluding any purchase of securities)	$75,000 plus 5% of amount in excess of $1M

Strategic Partnership Aggregate Consideration:
Subsequent Payments incl. Milestones & Royalties	Success Fee

Any purchase of securities in the Company as part of the Strategic Partnership Transaction	Financing Transaction Fee determined as provided in the Financing Transaction Fee Schedule in Section 3.b.iii hereof

Up to $20M (excluding any purchase of securities)	5% of the amount of such subsequent payments

Over $20M (excluding any purchase of securities)	4% of the amount of such subsequent payments

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Confidential: eWellness Healthcare Corporation

iii. Sale of Company:

1. If (A) a Sale of Company is consummated during the Term or during the Tail Period, or (B) any party in a Strategic Partnership or Financing, as herein defined, acquires the other party pursuant to a Transaction Option, as hereinafter defined, regardless of when such exercise and Transaction Option is consummated, the Company will pay Mavericks Capital or Mavericks Securities a success fee based on Aggregate Consideration, as hereinafter defined, received (the “Sale of Company Transaction Fee”), in an amount according to the following Sale of Company Transaction Fee Schedule:

Sale of Company Aggregate Consideration	Success Fee

Up to $10M	Greater of 7.5% of Aggregate Consideration or $500k
$10M and less than $50M	$0.75M plus 5% of the amount in excess of $10M
$50M and less than $100M	$2.75M plus 4% of the amount in excess of $50M
Greater than $100M	$4.75M plus 3% of the amount in excess of $100M

2. In the event that a Sale of Company Transaction is structured as a tender offer, or as a merger, the Company will ensure that the binding agreements with respect to such Transaction provide for the payment to Mavericks Capital or Mavericks Securities by the Company prior to payments or proceeds going to the equity holders of the Company.

c. Break-Up Fees. If the Company is entitled to receive a break-up, termination, “topping,” expense reimbursement or similar fee or payment (including, without limitation, any judgment for damages or amount in settlement of any dispute as a result of such termination, abandonment or failure to occur) (a “Break-Up Fee”) from a third party and a Transaction Fee would have been due to Mavericks but for the termination, abandonment or failure of the Transaction, Mavericks will be entitled to a cash fee, payable promptly following the Company’s receipt of such Break-Up Fee, equal to the lesser of (i) 25% of the aggregate amount of all such Break-Up Fees received by the Company or (ii) $500,000.00.

d. No Future Reduction in Fees. Transaction Fees due hereunder that are attributable to that part of the relevant Aggregate Consideration which is deferred or is conditional or contingent upon the occurrence of some future performance or event (excluding a customary escrow deposit if required in the case of a Sale of Company Transaction) will not be subject to termination or reduction as a result of the termination or reduction of such deferred, conditional or contingent Aggregate Consideration by the Company (or its successor-in-interest) in a subsequent transaction for material consideration. Thus, in the case where a subsequent transaction truncates the fees Mavericks would have otherwise received, the Company and Mavericks will mutually agree upon on a lump sum payment (payable at the closing of the subsequent transaction) to make Mavericks whole. If the Company and Mavericks cannot agree on that lump sum payment, the Company will pay Mavericks a Transaction Fee based on the subsequent Transaction according to the fee schedules above.

4. Out-of-Pocket Expenses. For expenses incurred by Mavericks during the course of executing a Transaction, the Company will reimburse Mavericks for travel and all other reasonable out-of-pocket expenses provided that Mavericks will not incur such expenses in excess of $500 individually or in the aggregate without the Company’s prior written consent, which consent will not be unreasonably or untimely withheld. Mavericks will invoice a monthly fee of $300, which is a prorated charge for each of its clients for the use of several expensive databases that Mavericks has contracted on behalf of its clients. The Company will also, upon the prior written approval, pay any service provider engaged by Mavericks directly for payments over $500. Mavericks and any such service provider will provide the Company with such receipts or invoices, and in such format, as the Company may request in good faith in order for the Company to meets its requirements under IRS regulations.

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Confidential: eWellness Healthcare Corporation

5. Timing and Method of Payments. Unless otherwise specified in this Agreement, payment of the Commitment Fee, Transaction Fee, and expense reimbursement by the Company will be paid to Mavericks in U.S. dollars by wire transfer to the account or accounts identified by Mavericks in writing to the Company as follows: (a) as to the Commitment Fee and reimbursement of expenses, within five (5) business days after receipt by the Company from Mavericks of an invoice therefor, (b) as to a Financing or Strategic Partnership Transaction Fee, within five (5) business days after the Company’s receipt (or, as relevant, the receipt by its equityholders, depending on the structure of the Transaction) of the relevant Aggregate Consideration, and (c) as a Sale of Company Transaction Fee, contiguous to the Company’s receipt (or, as relevant, the receipt by its equityholders, depending on the structure of the Transaction) of the relevant Aggregate Consideration. Transaction Fees due hereunder that are attributable Aggregate Consideration which is contingent upon the occurrence of a future event (excluding a customary escrow deposit if required in the case of a Sale of Company Transaction) will be paid by the Company to Mavericks within five (5) business days after the Company’s receipt of the relevant Aggregate Consideration which is contingent upon the occurrence of some future event.

6. Reporting. For so long as any amounts are due or potentially due to Mavericks hereunder from the Company with respect to any Transaction, the Company and any successor in interest to the Company or its assets will continue to provide such written financial reports to Mavericks Capital or to Mavericks Securities and their assigns (such as Shareholder Representative Services LLC or similar company) as will enable Mavericks Capital or Mavericks Securities to determine independently the amount of Transaction Fees due hereunder as to such Transaction, provided that such reports will contain only financial information upon which Transaction Fees are calculated to be due hereunder and will not contain any Company information deemed to be proprietary or confidential.

7. Certain Definitions. As used in this Agreement, the following words have the following meaning.

a. “Affiliate” means: (i) a director, executive officer, employee, consultant of the Company, or a stockholder owning at least five percent (5%) of the issued and outstanding shares of the Company Common Stock, or securities exercisable or convertible into at least 5% of the Company’s assets or Common Stock, and (ii) as to a Party, a party controlling, controlled by or under common control with such Party.

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Confidential: eWellness Healthcare Corporation

b. “Aggregate Consideration” means the value of all consideration paid in a Transaction, in whatever form, including, but not limited to cash, cash equivalents, promissory notes, liabilities assumed, payments made to third parties on behalf of a Party, earn-outs, royalties, real property sold or leased, intellectual property sold or licensed, assets, products, or securities and employment agreements, consulting agreements, management agreements provided that, in the case of employment agreements, consulting agreements and management agreements, the value of the consideration paid under these agreements will only be included in the calculation of Aggregate Consideration to the extent such value exceeds the average consideration paid to such employee by the Company over the previous two years by more than 25%; and provided that payments (including milestone and/or royalty payments) due by the Company to any third party (including Affiliates) will not be deducted from, and will be included in, the calculation of Aggregate Consideration.

The fair market value of any noncash component, such as securities (whether debt or equity) or other property, which are part of Aggregate Consideration will be determined as follows:

i. The value of securities that are freely tradable on an established public market will be determined by the average closing market prices, weighted by trading volume, for the ten trading days prior to (1) the closing of the Transaction with respect to securities paid at such closing or (2) the date securities are deliverable to the Company or its stockholders with respect to such securities delivered later than the closing; it being understood that for the purposes herein, restricted securities for which there is a public market for the underlying security will be deemed to be valued at the public market price of such securities without applying any type of discount; and

ii. The value of securities that are not freely tradable or have no established public market, and the value of Aggregate Consideration that consists of other property, will be the fair market value as of the date the securities or other property are released to the Company or its stockholders, as determined in good faith by Mavericks and the Company, or a mutually agreed third party if Mavericks and the Company cannot agree to valuation.

If there is no resolution as to the value under such securities under this subsection by the Parties prior to the closing of a Transaction, then the Company will ensure that sufficient Aggregate Consideration is placed into escrow in the amount of such value claimed by Mavericks, until resolution of such value.

c. “Business day” means a day when U.S. national banks in New York are open for business.

d. “Financing” means any issuance or sale of the Company’s equity or debt securities.

e. “Sale of Company” means one or a series of transactions whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses or assets, such that the value of such interest or businesses or assets is equal to or greater than fifty-one percent (51%) of the total equity or value of the Company, are transferred to or combined with that of any person or one or more persons formed by or affiliated with such person, including, without limitation, an acquisition, a disposition or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buyout, or the formation of a joint venture or partnership or any similar transaction; provided that if such transaction or transactions include a payment to the Company of a percentage of sales or profits of the business or assets (i.e., royalties or profit share) transferred at any time more than two (2) years after the date that the Transaction is consummated, such transaction will be defined as a Strategic Partnership rather than as a Sale of Company.

Mavericks Capital LLC	7

Confidential: eWellness Healthcare Corporation

f. “Strategic Partnership” means any transaction or related series or combination of transactions whereby, directly or indirectly, the Company or an Affiliate sells, contributes, or exchanges such Party’s assets (including drugs, drug candidates, medical devices, diagnostics, or the like), services, or technology (including, but not limited to, the transfer, sharing, licensing, or other transaction involving its or another party’s technology or intellectual property or other assets), or enters into a joint venture, partnership, in- or out-licensing agreement, or similar transaction that does not satisfy the definition of a Sale of Company or Financing.

g. “Transaction” means, individually or collectively, a Sale of Company, Strategic Partnership, or Financing, as the case may be.

h. “Transaction Fee” means, individually or collectively, a Sale of Company Transaction Fee, Strategic Partnership Transaction Fee, or Financing Transaction Fee, as the case may be.

i. “Transaction Fee Schedule” means, individually or collectively, a Sale of Company Transaction Fee Schedule, Strategic Partnership Transaction Fee Schedule, or Financing Transaction Fee Schedule, as set forth in this Agreement, as the case may be.

j. “Transaction Option” means an option or right of the relevant Transaction Party, contained in any definitive written agreement for a Sale of Company, Strategic Partnership, or Financing which is entered into by the Company during the Term or during the Tail Period, which provides for such Transaction Party to complete a transaction after the Term and/or after the Tail Period that would be deemed a Sale of Company, Strategic Partnership, or Financing hereunder.

k. “Transaction Party” or “Transaction Parties” means any party consummating a Transaction with the Company, including without limitation, purchasers or acquirers of, strategic partners with, licensees or licensors of, and/or investors in the Company.

8. Information.

a. The Company will furnish, or cause to be furnished, to Mavericks such information as Mavericks believes appropriate to its engagement hereunder (all such information referred to collectively herein as “Information”) and the Company represents that to the best of its knowledge, all such Information will be true, accurate and complete in all material respects as of the date provided. The Company will use commercially reasonable efforts to notify Mavericks promptly of any change that may be material in such Information. Mavericks will preserve such information according to relevant FINRA and SEC regulations.

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Confidential: eWellness Healthcare Corporation

b. Mavericks will be entitled to rely on and use the Information and other information that is either publicly available or supplied by the Company without independent verification, and will not be responsible in any respect for the accuracy, completeness or reasonableness of all such Information as it is provided to Mavericks or to conduct any independent verification or any appraisal or physical inspection of properties or assets.

c. Mavericks will assume that all financial forecasts in such Information have been reasonably prepared and reflect the best then-currently available estimates and judgments of the Company as to the expected future financial performance of the Company.

d. Mavericks acknowledges and agrees that it may, pursuant to this Agreement, be given access to, or provided with information that the Company considers to be information that is not made available to the public (“Confidential Information”). Mavericks will take necessary precautions to safeguard Confidential Information from disclosure to third parties, and will not use the Confidential Information for any purpose except in carrying out its duties hereunder, and will, if so requested in good faith by the Company, execute and deliver a customary Nondisclosure Agreement, separate from this Agreement, with respect to such Confidential Information. Mavericks may, on a case by case basis, disclose Confidential Information to third parties, including potential Transaction Parties, as necessary to carry out its duties hereunder, provided the Company has approved such disclosure to the relevant third party in writing to Mavericks in advance of the disclosure. Mavericks will cooperate in good faith with Company to assist the Company to enter into such confidentiality agreements with such third parties prior to such disclosures as the Company may require.

9. Disclosure. The Company acknowledges that all materials and advice given by Mavericks in connection with Mavericks’ engagement hereunder is solely for the benefit and use of the executive management (Chief Executive Officer, President and Vice Presidents) and the Board in considering the Transactions. Except as required by law, the Company agrees that no such materials and advice will be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any other purpose, nor will any public reference to Mavericks be made by or on behalf of the Company, in each case without Mavericks’ prior written consent, which consent will not be unreasonably or untimely withheld. The Company agrees to not use any valuation work provided as part of this engagement for the purposes of selling securities or valuing the company to an external party. The Company also agrees that such valuation is not, and should not be considered to be, a fair value opinion by Mavericks.

10. No Third Party Beneficiaries. The Company acknowledges and agrees that Mavericks has been retained to act as a financial advisor to the Company, and not as an advisor to or agent of any other person under this Agreement, and that the Company’s engagement of Mavericks is not intended to, and does not, confer rights upon any person not a party to this Agreement (including stockholders, employees or creditors of the Company) against Mavericks or its affiliates, or their respective Directors, officers, employees or agents. This Agreement is not intended to, and does not, confer rights upon any Affiliate of Mavericks nor any of Mavericks’ members or other equityholders, employees or creditors.

11. Independent Contractor; Taxes. Mavericks is engaged hereunder by the Company as, and will act hereunder as, an independent contractor, and any duties arising out of Mavericks’ engagement hereunder will be owed solely to the Company. Neither Party has the power or the authority to bind the other Party to any third party nor to commit any obligation of the other Party to any third party. Mavericks will be responsible for payment of all taxes owed by it on all amounts paid to it by the Company hereunder.

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Confidential: eWellness Healthcare Corporation

12. Indemnification. The Company and Mavericks agree to the provisions with respect to the Company’s indemnity of Mavericks set forth in, and other matters set forth in, Schedule B attached hereto and incorporated herein by reference.

13. Publicity. Upon consummation of a Transaction, Mavericks may, at Mavericks’ expense, place a customary announcement in such newspapers, periodicals or other media as Mavericks may choose, stating that Mavericks has acted as a financial advisor to the Company in connection with such Transaction, provided that the Company has approved the content of such announcement in final form prior to its placement, which approval will not be unreasonably or untimely withheld. Any announcement by the Company as to the consummation of a Transaction in which Mavericks is mentioned will require the written approval of Mavericks as to such mention in the final form thereof prior to the publication of such announcement by the Company, which approval will not be unreasonably or untimely withheld.

14. Amendments and Successors. This Agreement may not be waived, amended, modified, or assigned in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and Mavericks. The provisions of this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company and Mavericks.

15. Entire Agreement. This Agreement, including Schedules A and B hereto, constitutes the entire agreement between Mavericks and the Company with respect to the subject matter of this Agreement, and supersedes any prior agreements and understandings between the Parties with respect to such subject matter.

16. Notices; Counting of Time. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, or by electronic mail (“email”), and will be deemed to have been duly given upon receipt if personally delivered, including delivery by courier, or on the date of transmission if transmitted by email without rejection, to the addresses of the Parties as set forth herein. Notices hereunder may not be delivered by facsimile or mail. Either Party may change such Party’s address for notices by notice duly given pursuant to this Section 16:

a. If to Mavericks Capital or Mavericks Securities:

Mavericks Capital LLC

(or, as applicable)

Mavericks Capital Securities LLC

Attn: Jeffrey S. Karan, Managing Partner

600 Hansen Way, Suite 200

Palo Alto, California, 94304

USA

Email: jeff.karan@maverickscap.com

Mavericks Capital LLC	10

Confidential: eWellness Healthcare Corporation

b. If to the Company:

eWellness Healthcare Corporation

Attn: Darwin Fogt, President

11825 Major Street

Culver City, California 90230

USA

Email: darwin@evolution-pt.com

For purposes of counting of time under this Agreement, the day upon which the event occurs which initiates such relevant time period will not be counted, and the day immediately next thereafter will be counted as the first day of the relevant period.

17. Headings. Section and paragraph headings in this Agreement are intended for convenience of reference only, and will not in any way limit, define, amplify or otherwise affect the interpretation of any term of this Agreement.

18. Severability. The Parties believe that the provisions of this Agreement are no broader in scope and duration than is necessary to protect the legitimate interests of the Parties being protected in this Agreement, and therefore it is the intent of the Parties that such provisions be enforced to the fullest extent permissible under applicable law. If a court of competent jurisdiction declares any provision of this Agreement illegal, invalid or otherwise unenforceable, such provision will be deemed severed to the extent or scope of the illegality, invalidity or unenforceability. If it remains possible after such severance for the remaining provisions of this Agreement to achieve the essential intent of the Parties, such remaining provisions will be deemed to remain in full force and effect.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together will constitute one agreement binding on each of the Parties.

20. Electronic Storage. This Agreement and its attendant signatures may be scanned into image or PDF document form, and the electronic copy will be deemed to carry the same legal, binding weight as the original document.

21. Governing Law and Jurisdiction. This Agreement and all matters relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to the conflict of laws principles of the State of California. The parties hereby (a) irrevocably submit to the exclusive jurisdiction of the state courts of California, and the federal courts of the United States of America, located in Santa Clara, California in respect of the interpretation or enforcement of this Agreement and (b) waive any objection to such jurisdiction or such venue. Each of the parties hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the notice provisions above, or in such other manner as may be permitted by law, shall be valid and sufficient service of such process or other papers.

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Confidential: eWellness Healthcare Corporation

22. Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST EITHER PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

We are enthusiastic about the opportunity of working with you on this important assignment. If this letter correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to me by hand, or by email to me at jeff.karan@maverickscap.com.

Sincerely,

Jeffrey S. Karan
Managing Partner
Mavericks Capital LLC and
Mavericks Capital Securities LLC

Donna Fedor
Managing Director
Mavericks Capital LLC

AGREED:

eWellness Healthcare Corporation

Darwin Fogt
CEO and President

Date signed: May 20, 2015

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Confidential: eWellness Healthcare Corporation

SCHEDULE A

CERTAIN SERVICES AND DELIVERABLES BY MAVERICKS

Mavericks Capital, and Mavericks Securities when required by federal or state securities laws, may perform the following financial advisory and investment banking services for the Company under this Agreement, using commercially reasonable efforts:

1.	assist the Company in analyzing the Company’s business, operations, properties, financial condition and prospects;

2.	assist the Company in preparing material describing the Company, its products and its technology for distribution and presentation to potential Transaction Parties previously approved by the Company;

3.	work with the Company to develop and maintain a list of potential Transaction Parties, review and discuss such list with the Company on an ongoing basis, and, as directed by the Company, contact and provide information regarding the Company and assistance to such potential Transaction Parties in order that they better understand the opportunity;

4.	advise the Company as to strategy and tactics for negotiations related to one or more Transactions and, if requested by the Company, participate in such negotiations;

5.	assist and advise the Company with respect to the financial form and structure of the Transaction; and

6.	render such other financial advisory and investment banking services as may be necessary to effectuate the Transaction(s) or as may from time to time be agreed by Mavericks and the Company in writing.

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Confidential: eWellness Healthcare Corporation

SCHEDULE B

INDEMNIFICATION

Indemnification. The Company will indemnify and hold Mavericks and Mavericks’ agents, employees, members, officers, Directors, managers, principals, partners, advisors and affiliated entities and the agents, employees, members, officers, Directors, managers, principals, partners, and advisors of each affiliated entity (collectively, the “Indemnified Parties”) harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof, arising out of or in connection with this Agreement, and will reimburse the Indemnified Parties for their time and all reasonable legal and other out-of-pocket expenses as incurred by the Indemnified Parties in connection with investigating, preparing or defending any such action, claim, proceeding or investigation; provided, however, that the Company will not be so liable to the extent that any such loss, claim, damage or liability is finally determined by a judge or an arbitrator to have resulted primarily and directly from any of the Indemnified Parties’ fraud, gross negligence or willful misconduct. Also, the Company will not settle any claim, action, suit or proceeding related to the engagement of Mavericks under this Agreement or otherwise as to this Agreement unless the settlement also includes an unconditional release of the Indemnified Parties from all liabilities arising out of such claim, action, suit or proceeding.

If for any reason the foregoing indemnification or reimbursement is unavailable to the Indemnified Parties or is insufficient to hold the Indemnified Parties harmless, then the Company will contribute to the amount paid or payable by the Indemnified Parties as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and Mavericks on the other hand, the relative fault of the Company and of Mavericks and any relevant equitable considerations; provided that, in no event will the aggregate contribution of Mavericks hereunder exceed the amount of fees actually received by Mavericks pursuant to this Agreement (collectively, the “Contribution Obligations”). Such reimbursement and indemnity obligations together with the Contribution Obligations of the Company under this Agreement will be in addition to any liability which the Company may otherwise have, will survive the execution and any termination of this Agreement and will be binding upon any successors, assigns, and representatives of the Company.

Limitation of Mavericks’ Liability. The Company will limit any and all liability or claim for damages, cost of defense or expense it seeks against any of the Indemnified Parties to a sum not to exceed the cash compensation actually realized by Mavericks under this Agreement, arising from any error, omission or negligence by Mavericks in the course of performing services under the Agreement. Such damages include, but are not limited to, lost profits, lost revenues, or consequential, incidental or special damages. This provision will survive the execution and any termination of this Agreement and will be binding upon any successors, assigns, and representatives of the Company.

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Confidential: eWellness Healthcare Corporation

AMENDMENT NUMBER 1

This Amendment Number 1 confirms the understanding and agreement between Mavericks Capital and the Company originally dated May 20, 2015 (the “Original Agreement”) and adds two additions. All of the terms and provisions of the Original Agreement remain in full force and effect. The two changes / additions now incorporated in the Original Agreement are the following:

Change 1

While the primary objectives of the business relationship described in the Original Agreement hasn’t changed, Mavericks may also assist eWellness in the acquisition of new customers (“Customer Acquisition”).

As such, the following new section is added to the Original Agreement in Section 3 (b), after subsection iii) Sale of Company:

iv) Customer Acquisition:

If Mavericks introduces the Company to a potential customer, and that customer enters into a business relationship with the Company, Mavericks will be entitled to a customer acquisition fee (the “Customer Acquisition Transaction Fee”) according to the following Customer Acquisition Transaction Fee Schedule:

Net Customer Revenue	Success Fee

Customer revenue received by the Company, net of any pass through costs	10% of that revenue, payable to Mavericks upon receipt by the Company

The Company and Mavericks must agree in writing in advance as to which potential customers of the Company are covered by this section. Email correspondence (request and confirmation) is satisfactory for the purposes of this section.

Change 2

In Section 7 (Certain Definitions), the following definition is included in alphabetical order:

“Customer Acquisition” means a transaction or series of transactions whereby the Company sells its products and/ or services to a third party (the “Customer”) introduced by Mavericks, resulting in revenues to the Company. Mavericks and the Company will agree in advance, in writing, as to which Customers of the Company are subject to this definition.

If this Amendment correctly sets forth the understanding between us, please so indicate by signing on the designated space below and returning a signed copy to me.

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Confidential: eWellness Healthcare Corporation

Agreed this 28th day of September, 2015

Mavericks Capital LLC		Mavericks Capital Securities LLC

By:		By:
Name:	John Selig	Name:	Jeffrey S. Karan
Title:	Managing Partner	Title:	Managing Partner

By:
Name:	Donna Fedor
Title:	Managing Director

eWellness Corporation

By:
Name:	Darwin Fogt
Title:	Chief Executive Officer and President

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